Exhibit 99.1

Sorrento Therapeutics, Inc. Licenses Lonza’s GS Xceed™ Gene Expression System for the Research and Development of Human Therapeutic Antibodies

Basel, Switzerland and San Diego, CA (USA)—7 August 2013—Sorrento Therapeutics, Inc. (OTCQB: SRNE; SRNED; Sorrento) and Lonza announced today the signing of a non-exclusive research license agreement, for access to Lonza’s GS Xceed™ Gene Expression System. The GS Xceed™ System will be used in the generation of stable expression cell lines for the production and development of therapeutic antibodies in Sorrento’s product portfolio.

The research license agreement will give Sorrento access to Lonza’s GS technology for use in Sorrento’s maturing pipeline of therapeutic antibodies in oncology, inflammation, and infectious disease. Sorrento has shown yields of up to 3g/L with the GS Xceed™ System, in the production of antibodies targeting the vascular epidermal growth factor receptor 2 (VEGFR2), an important anti-angiogenesis target for a number of solid tumor indications. Several monoclonal antibodies (mAbs) will be produced and developed under the new agreement, including Sorrento’s lead anti-PD-L1 and anti-PD-1 antibodies, as well as a selection of traditionally difficult-to-obtain anti-chemokine receptor mAbs.

“We are excited to license Lonza’s GS Xceed™ System for the development of our lead human therapeutic antibody programs,” commented Henry Ji, Ph.D., President and Chief Executive Officer of Sorrento Therapeutics. “The speed and ease of use of the GS Xceed™ System will aid in the rapid selection of high-producing cell lines and accelerate the production and development of our most promising therapeutic candidates.”

“We look forward to supporting Sorrento’s efforts to expand and develop its pipeline of promising new therapeutic candidates,” said Karen Fallen, VP of Licensing and Technology, Lonza Development Services. “The GS Xceed System™ is an innovative and robust expression system derived from our industry-leading original GS System™ optimized through years of process development expertise.”

About Sorrento Therapeutics, Inc.

Sorrento Therapeutics, Inc. is a publicly-traded, development-stage biopharmaceutical company engaged in the discovery, acquisition, development and commercialization of proprietary drug therapeutics for addressing significant unmet medical needs in the Unites States, Europe and additional international markets. Sorrento Therapeutics’ primary therapeutic focus is oncology but it is also developing therapeutics products for other indications, including inflammation, metabolic, and infectious diseases. Sorrento Therapeutics’ proprietary G-MAB® fully-human antibody library platform was designed to facilitate the rapid identification and isolation of highly specific antibody therapeutic product candidates that bind to disease targets appropriate for antibody therapy. More information is available at www.sorrentotherapeutics.com

About the GS Xceed™ Gene Expression System™

The GS Xceed™ Gene Expression System and GS Gene Expression System™, are owned and licensed by Lonza, and used for the production of therapeutic recombinant proteins and monoclonal antibodies. Over 100 biotechnology and pharmaceutical companies and over 85 academic laboratories worldwide are successfully using the GS Gene Expression System™ which has established itself as the industry standard. The GS Xceed System™ is the second generation system to Lonza’s established expression platform. Lonza’s expression systems are characterized by their speed and ease of use; the higher yielding cell lines provide cost-efficient production of therapeutic proteins. Lonza’s long and proven track record has made it a leader in the industry.

About Lonza

Lonza is one of the world’s leading suppliers to the pharmaceutical, healthcare and life science industries. Products and services span its customers’ needs from research to final product manufacture. It is the global leader in the production and support of chemical and biological active pharmaceutical ingredients. Biopharmaceuticals are one of the key growth drivers of the pharmaceutical and biotechnology industries. Lonza has strong capabilities in large and small molecules, peptides, amino acids and niche bioproducts which play an important role in the development of novel medicines and healthcare products. Lonza is also the world leader in microbial control providing innovative, chemistry-based and related solutions to destroy or to selectively inhibit the growth of harmful microorganisms. Its activities encompass the areas of water treatment, personal care, health and hygiene, industrial preservation, materials protection, and wood treatment. In addition, Lonza is a leader in cell-based research, endotoxin detection and cell therapy manufacturing. Furthermore, the company is a leading provider of value chemical and biotech ingredients to the nutrition and agro markets.

Lonza is headquartered in Basel, Switzerland and is listed on the SIX Swiss Exchange and secondary listed on the Singapore Exchange Securities Trading Limited (“SGX-ST”). In 2012, the company had sales of CHF 3.925 billion. Further information can be found at www.lonza.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “assumes,” “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. Forward-looking statements include statements about the clinical trial results from third parties, and the preclinical and clinical development of Sorrento’s human antibody therapeutics. All such forward-looking statements are based on Sorrento’s current beliefs and expectations, and should not be regarded as a representation by Sorrento that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in Sorrento’s businesses; the scope and validity of patent protection for Sorrento’s platform technologies, and the risk that the development or commercialization of product candidates may infringe the intellectual property rights of others; the potential that Sorrento may require substantial additional funding in order to obtain regulatory approval for and commercialize Sorrento’s proprietary G-MAB® fully-human antibody library platform technologies or product candidates; and additional risks set forth in Sorrento’s filings with the Securities and Exchange Commission. These forward-looking statements represent Sorrento’s judgment as of the date of this release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Sorrento undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Further Information

Lonza Group Ltd	Lonza Group Ltd	Lonza Group Ltd
Head of Corporate Communications	Investor Relations	Media Relations
Dominik Werner	Dirk Oehlers	Melanie Disa
Tel +41 61 316 8798	Tel +41 61 316 8540	Tel +1 201 316 9413
Fax +41 61 316 9798	Fax +41 61 316 9540	Fax +1 201 696 3533
dominik.werner@lonza.com	dirk.oehlers@lonza.com	melanie.disa@lonza.com

Sorrento Therapeutics, Inc.
Chief Business Officer
Jaisim Shah
Tel + 1 (650) 996-2367
jshah@sorrentotherapeutics.com